Form 10-K, Exhibit 13
period 1995-12-31
REGENCY AFFILIATES INC
filed 1996-04-01
CIK 99249

                              FINANCIAL STATEMENTS AND
                            INDEPENDENT AUDITORS' REPORT


                       SECURITY LAND AND DEVELOPMENT COMPANY
                                LIMITED PARTNERSHIP

                                 DECEMBER 31, 1995

             Security Land and Development Company Limited Partnership

                                 TABLE OF CONTENTS
                                                                      PAGE

           INDEPENDENT AUDITORS' REPORT                                 3

           FINANCIAL STATEMENTS

                BALANCE SHEET                                           4

                STATEMENT OF OPERATIONS                                 5

                STATEMENT OF PARTNERS' CAPITAL                          6

                STATEMENT OF CASH FLOWS                                 7

                NOTES TO FINANCIAL STATEMENTS                           8

                   [Reznick Fedder & Silverman Letterhead]

                           INDEPENDENT AUDITORS' REPORT



To the Partners
Security Land and Development Company Limited Partnership


     We have audited the accompanying balance sheet of Security Land and Development Company Limited Partnership as of December 31, 1995, and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Land and Development Company Limited Partnership as of December 31, 1995, and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with generally accepted accounting principles.




                                        /s/ Reznick Fedder & Silverman

Bethesda, Maryland
January 25, 1996

                        Security Land & Development Company
                                Limited Partnership

                                 BALANCE SHEET

                               December 31, 1995



Investment in real estate, net of                                         $38,706,350
   accumulated depreciation
Cash and cash equivalents                                                     331,163
Restricted escrow                                                          18,514,573
Tenant accounts receivable                                                  1,012,886
Prepaid expenses and other receivables                                        377,075
Deferred charges, net of accumulated
   amortization of $753,578                                                 1,875,149
                                                                          -----------
       Total Assets                                                       $60,817,196
                                                                          ===========
Note payable, net of discount                                             $51,380,596
Accounts payable and accrued expenses                                        996, 976
Accrued interest payable                                                      513,054
Deferred rental income                                                      3,763,183
Deferred interest income                                                      859,988
                                                                          -----------
                                                                           57,513,797
Partners' Capital                                                           3,303,399
                                                                          -----------
                                                                          $60,817,196
                                                                          ===========

                        See notes to financial statements

                       Security Land & Development Company
                                   Limited Partnership

                             STATEMENT OF OPERATIONS

                          Year Ended December 31, 1995




Revenues
 Rental income                  $11,643,629
 Interest income                    208,426
 Tenant reimbursements              113,473
                                -----------
              Total revenue      11,965,528
                                -----------

Administrative
 Management fees                    250,000
 Professional fees                   62,923
 Payroll expenses                   434,722
 Office expenses                     28,889
                                -----------
                                    776,434
                                -----------

Operating
 Janitorial contract              1,020,180
 Maintenance contracts               81,601
 Repairs and maintenance             89,847
 Maintenance supplies               183,376
                                -----------
                                  1,375,004
                                -----------

Interest, taxes and insurance
 Interest                         3,836,198
 Real estate taxes                  545,667
 Insurance                           93,508
                                -----------
                                  4,475,373
                                -----------

Depreciation and Amortization
 Depreciation                       995,733
 Amortization                       429,241
                                -----------
                                  1,424,974
                                -----------
              Total expenses      8,051,785
                                -----------
              Net income        $ 3,913.743
                                ===========



                        See notes to financial statements

                       Security Land & Development Company
                               Limited Partnership

                     STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                          Year ended December 31, 1995


                                                                  Special
                                     General       Limited        Limited
                        Total        Partner       Partner        Partner
                     -----------    ---------    -----------    -----------
Balance, beginning   $  (505,080)   $ 543,790    $(1,498,870)   $   450,000

Net income             3,913,743      158,115         37,572      3,718,056

Distributions           (105,264)      (4,253)        (1,011)      (100,000)
                     -----------    ---------    -----------    -----------
Balance, ending      $ 3,303,399    $ 697,652    $(1,462,309)   $ 4,068,056
                     ===========    =========    ===========    ===========





                         See notes to financial statements

                       Security Land & Development Company
                               Limited Partnership

                              STATEMENT OF CASH FLOW

                          Year Ended December 31, 1995


Cash flows from operating activities

Net Income                                              $  3,913,743

Adjustments to reconcile net income to net cash
provided by operating activities
 Depreciation                                                995,733
 Amortization expense                                        429,241
 Deferred rental income                                    1,029,002
 Amortization of debt discount                               129,769
 Decrease in tenant accounts receivable                        3,351
 Increase in prepaid expenses and other receivables         (107,918)
 Decrease in accounts payable and accrued expenses -
  operating                                                  (21,855)
 Decrease in accrued interest payable                        (32,002)
                                                        ------------

      Net cash provided by operating
        activities                                         6,339,064
                                                        ------------

Cash flows from investing activities
 Withdrawals from restricted escrow                       12,212,613
 Investment in real estate                               (13,929,982)
                                                        ------------
      Net cash used in investing activities               (1,717,369)
                                                        ------------

Cash flows from financing activities
 Payments on note payable                                 (4,509,934)
 Distributions                                              (105,264)
                                                        ------------
      Net cash used for financing activities              (4,615,198)
                                                        ------------

      NET INCREASE IN CASH                                     6,497

Cash and cash equivalents,  beginning                        324,666
                                                        ------------
Cash and cash equivalents, end                          $    331,163
                                                        ============

Cash paid for interest during the year, net of amount
 capitalized                                            $  3,738,431
                                                        ============


                        See notes to financial statements

             Security Land and Development Company Limited Partnership

                           NOTES TO FINANCIAL STATEMENTS

                                 December 31, 1995


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

     Security Land and Development Company Limited Partnership (the "partnership") was formed under the laws of the State of Maryland. The partnership was organized to own and operate, for investment purposes, the project (the "project") which consists of a building known as the Security West Building (the "building").

     The building is approximately 717,000 square foot, two-phase office building, consisting of a two-story office building and a connected six-story office tower, located at 1500 Woodlawn Drive, Woodlawn, Maryland. The building was purchased by the partnership in 1986 and is located on land which is approximately 34.3 acres, also owned by the partnership. The building has been occupied by the United States Social Security Administration's Office of Disability and International Operations (the "tenant") for approximately 23 years under leases between the United States of America, acting by and through the General Services Administration ("GSA"). Effective November 1, 1994, the partnership and GSA entered into a nine-year lease (the "lease") for the Building. The terms of the lease agreement call for substantial alterations to the building. The partnership has executed a contract in the original amount of approximately $24,000,000 to complete the alterations.

     The general partner of the partnership is 1500 Woodlawn Limited Partnership (the "general partner"), a Delaware limited partnership with an 80.8 percent general partner interest. Three limited partners ("limited partners"), own the remaining 19.2 percent limited partnership interest. The limited partners and the general partner are herein referred to as Class A partners. Regency Affiliates, Inc. (the "special limited partner") is a special limited partner with no stated voting interest in the partnership.

     Profits, losses and cash available for distribution to partners as defined by the partnership agreement, as amended, is allocated as follows:

             Security Land and Development Company Limited Partnership

                           NOTES TO FINANCIAL STATEMENTS

                                 December 31, 1995


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES (Continued)

                                        Before         After
                                       11/1/2003     10/31/2003
                                       ---------     ----------
         General partner                  4.04%        40.4%
         Special limited partner         95.00         50.0
         Limited partners                 0.96          9.6
                                        ------        -----
                                        100.00%       100.0%
                                        ======        =====


     Notwithstanding these allocation percentages, the partnership has made arrangements so that to the extent that 95% of cash available for distribution is less than $100,000, funds which would otherwise be used to pay management fees to TCG Management (see note F) up to the $100,000 will be made available for distribution. For financial reporting purposes, income or loss is allocated among the partners based upon their stated interests in cash available for distribution.

     Taxable gains recognized upon sale, exchange or liquidation of the partnership are allocated: first, to bring negative capital accounts to zero; second, to bring the capital accounts of the Class A partners as a group equal to the capital account of the special limited partner; third, $1,000,000 to the Class A partners as a group; and then 50% to the Class A partners as a group and 50% to the special limited partner. Taxable losses recognized upon sale, exchange or liquidation of the partnership are generally allocated: first, to bring the capital account of the special limited partner to not less than zero and to bring the capital accounts of the Class A partners as a group to not less than a $1,000,000 deficit; second, in accordance with each partner's risk of loss, as called for by the partnership agreement; and third, in accordance with partnership interests.

     The terms of the partnership agreement call for the proceeds from liquidation, sale of any assets or refinancing to be used first in settlement of partnership liabilities and for the establishment of reserves (as deemed necessary by the general partner) and then to the partners in proportion to their positive capital account balances.



                                        -9-

             Security Land and Development Company Limited Partnership

                           NOTES TO FINANCIAL STATEMENTS

                                 December 31, 1995

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES (Continued)


     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Real Estate
     -----------

     Real estate is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by use of the straight-line method for financial reporting purposes.

     Deferred Charges
     ----------------

     Deferred charges consist of permanent loan closing costs which are being amortized over the term of the related note payable using the effective interest method.

     Deferred Rental Income
     ----------------------

     Rents of $2,785,769 received upon signing the lease agreement are being amortized on a straight-line basis over the life of the lease. Rental income received for phases under construction is deferred until construction is complete and is then amortized over the remaining term of the lease.

     Deferred Interest Income
     ------------------------

     Interest earned on the Project Account is deferred because such funds, if not expended, must be paid to the tenant (see note D).

     Cash and Cash Equivalents
     -------------------------

     For purposes of the statement of cash flow, cash and cash equivalents include the partnership's operating money market accounts, excluding restricted escrow held by the escrow agent (see note C).

             Security Land and Development Company Limited Partnership

                           NOTES TO FINANCIAL STATEMENTS

                                 December 31, 1995

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES (Continued)

     Restricted Escrow
     -----------------

     The partnership has a portfolio of investments in money market accounts, repurchase agreements, and debt securities, which are held in trust by Shawmut Bank, NA (see note D). Management determines the appropriate classification of the debt securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. As of December 31, 1995, the company has classified all investments in debt securities as held-to-maturity. Held-to-maturity securities consist solely of debt securities which the company has the positive intent and ability to hold to maturity and are stated at amortized cost.

     Income Taxes
     ------------

     No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

     Reclassifications
     -----------------

     Certain 1994 amounts have been reclassified to conform with the 1995 presentation.

NOTE B - INVESTMENT IN REAL ESTATE

     Investment in real estate is carried at cost and consist of the following:

                                      Estimated
                                     Useful Life
                                     -----------
          Land                                 -      $ 2,151,154
          Building                     40  years       28,436,133
          Improvements - Building      40  years        8,498,091
          Improvements - Tenant         9  years        2,441,299
          Improvements - Land          10  years          388,858
          Furniture and equipment       7  years           65,508
          Construction in progress             -        3,580,592
                                                      -----------
                                                       45,561,635

          Less accumulated depreciation                 6,855,285
                                                      -----------
                                                      $38,706,350
                                                      ===========

             Security Land and Development Company Limited Partnership

                           NOTES TO FINANCIAL STATEMENTS

                                 December 31, 1995

NOTE B - INVESTMENT IN REAL ESTATE (Continued)

     For income tax reporting purposes, depreciation has been computed in accordance with the Internal Revenue Code, generally using shorter lives and accelerated methods.


NOTE C - NOTE PAYABLE

     The partnership has a note payable to Shawmut Bank, NA, as Trustee (Trustee), dated November 17, 1994. The note is in the principal amount of $56,450,000, and is effectively secured by substantially all the assets of the partnership and rights to future lease payments. In addition, the partnership has agreed to various covenants including those that require the partnership to conduct its affairs as a separate entity and prohibit it from selling all or substantially all of its assets; conducting business other than related to the project; conducting business other than arms length; commingling assets with other entities; acting as creditor or pledging its assets for the benefit of another entity; and incurring certain types of indebtedness.

     The debt proceeds were obtained by the trustee through the sale of Certificates of Participation (COPs) representing interests in a trust established pursuant to a trust agreement between the partnership and the Trustee. The net proceeds received from the sale of the COPs were used to repay the then existing debt of the partnership, to fund certain reserves, and to pay costs of issuance.

     The COPs were issued at a discount of $705,625 which is being amortized over the life of the note on the effective interest method. Unamortized discount at December 31, 1995 was $559,467. Amortized discount for the year ending December 31, 1995 was $129,769, and is included in interest expense on the accompanying statement of operations.

             Security Land and Development Company Limited Partnership

                           NOTES TO FINANCIAL STATEMENTS

                                 December 31, 1995

NOTE C - NOTE PAYABLE (Continued)

     The note requires semiannual payments of principal and interest in accordance with the terms of the COPs. Those terms require payments of interest at a rate of 7.9% and two principal payments per year (May 15 and November 15) aggregating to:

                     1996                 $ 4,873,259
                     1997                   5,265,850
                     1998                   5,690,068
                     1999                   6,148,461
                     2000                   6,643,763
                     Thereafter            23,318,662
                                          -----------
                     Total                 51,940,063
                     Less: Unamortized
                      Discount                559,467
                                          -----------
                     Total                $51,380,596
                                          ===========


     Interest incurred during the year ending December 31, 1995 was $4,315,281 excluding discount amortization of $129,769. $608,852 of interest relating to construction has been capitalized to the cost improvements.

NOTE D - RESTRICTED ESCROW

     The partnership is required to setup and maintain escrow accounts with Shawmut Bank, NA as the escrow agent. Amounts on deposit are classified as restricted escrow in the accompanying balance sheet. The required accounts and funded balance at December 31, 1995 are as follows:

                                     Description                 Amount
                              -----------------------------   -----------
     Project Account          To be used for alterations      $16,133,217
     Note Payment             To repay Certificates of
      Accounts                   Participation                    879,272
     Liquidity Account        To be used for debt liquidity       740,178
     Replacement              To be used for capital
      Reserve Account            improvements                     304,662
     Tax Account              To pay real estate taxes            307,839
     Insurance Account        To pay insurance expense             14,287
     Operations Account       To pay operating expenses           100,000
     Partnership Account      To pay partnership
                                 distributions                     35,118
                                                              -----------
                                                              $18,514,573
                                                              ===========

             Security Land and Development Company Limited Partnership

                           NOTES TO FINANCIAL STATEMENTS

                                 December 31, 1995

NOTE D - RESTRICTED ESCROW (Continued)

     Restricted escrow is invested in money market funds of $2,382,083 and repurchase agreements of $1,108,000, which approximate fair value. The remaining funds are invested in debt securities and at December 31, 1995 are as follows:

                                Held-to-Maturity
                         ---------------------------------
                                      Gross       Gross
                         Amortized  Unrealized  Unrealized     Fair
                            Cost       Gains      Losses       Value
                         ---------- ----------- ----------- -----------

     U.S. Government
      Debt Securities    $15,024,490   $906,073    $   -    $15,930,563
                         ===========   ========    =====    ===========


     The amortized cost and fair value of debt securities classified as held-to-maturity, by contractual maturity, as of December 31, 1995 are as follows:

                                           Amortized       Fair
                                             Cost          Value
                                         -----------   -----------
     Due within one year                 $ 7,125,543   $ 7,530,447
     Due after one year
       through three years                 7,898,947     8,400,116
                                         -----------   -----------
                                         $15,024,490   $15,930,563
                                         ===========   ===========


     Earnings on funds deposited in the project account have been deferred because any amounts remaining in this account after the alterations have been completed revert back to the tenant either in a lump sum payment or to be applied against rental income. If any changes to the budgeted alterations require the use of the amounts earned, the income will be recognized at that time.

     The partnership deposited with the escrow agent a letter of credit to satisfy the requirements for the Supplemental Disbursement Account. At December 31, 1995, $450,000 was outstanding.

             Security Land and Development Company Limited Partnership

                           NOTES TO FINANCIAL STATEMENTS

                                 December 31, 1995

NOTE E - RENTAL OPERATIONS

     On November 17, 1994, the partnership and the tenant entered into a lease agreement for 100% of the building with a term of nine years expiring on October 31, 2003. The lease agreement provides for minimum annual lease payments of $12,154,632 payable monthly in arrears, plus provisions for escalations in the event of increased operating costs and real estate taxes.

     Future minimum rentals are as follows:

          December 31, 1996                $12,154,632
                       1997                 12,154,632
                       1998                 12,154,632
                       1999                 12,154,632
                       2000                 12,154,632
                       Thereafter           34,438,124
                                           -----------
                                           $95,211,284
                                           ===========

     The partnership has received an opinion of Assistant General Council to the General Services Administration that lease payments are not subject to annual appropriation by the United States Congress and the obligations to make such payments are unconditional general obligations of the United States Government.

     The Lease requires the partnership to maintain and repair the building and land in accordance with specific standards, to maintain certain insurance coverages and to use amounts in the Project Account plus interest accrued to make certain alterations (the "Alterations").

     The partnership assigned its right to receive payments under the lease with GSA to the Escrow Agent. Payments received or distributions made by the Escrow Agent and transfers between individual accounts are governed by an escrow agreement for the ultimate benefit of the partnership.

NOTE F - CONCENTRATION OF CREDIT RISK

     The partnership maintains a cash account insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 1995 the balance was $330,163. The uninsured balance at December 31, 1995 was $230,163.

             Security Land and Development Company Limited Partnership

                           NOTES TO FINANCIAL STATEMENTS

                                 December 31, 1995


NOTE G - RELATED PARTY TRANSACTIONS

     Janitorial Services
     -------------------

     The partnership entered into an agreement with Woodlawn Service Corporation, an affiliate of the general partner, to provide janitorial services for the building. The agreement provides for a fee for services provided and for a reimbursement for expenses incurred, not to exceed $1,905,770 per annum from which Woodlawn Service Corporation is to provide the cost of materials, salaries and other costs of providing such services. The agreement extends to the year 2003 with options to renew annually thereafter. Total janitorial fees for the year ending December 31, 1995 were $1,020,180 with $85,015 remaining unpaid at year end.

     Management Services
     -------------------

     The partnership entered into an agreement with TCG Management Corporation, an affiliate of the general partner, to provide management services. The agreement provides for a fee of $250,000 per annum. The agreement is for a term of one year with automatic renewals through the year 2003. Total management fees for the year ending December 31, 1995 were $250,000, with $20,833 remaining unpaid at year end.

     Construction Management Services
     --------------------------------

     The partnership entered into an agreement with TCG Construction Corporation to provide construction management services relating to the building and tenant alterations. The agreement provides for a management construction fee of 10% of total costs incurred in connection with the alterations. In addition, TCG Construction shall receive 100% of any cost savings payments received by the partnership related to the alterations. The agreement is for a term of one year with automatic renewals through the year 2003. Total fees incurred at December 31, 1995 are $1,249,809 and have been capitalized to the cost of improvements.








                                       - 16 -

                                 CERTIFICATE
                                 -----------

        The undersigned, the duly elected Secretary of Regency Affiliates, Inc., does hereby certify that the following is a true and accurate copy of a resolution of the Board of Directors adopted on March 16, 1996:

        RESOLVED, that the President and Secretary of the Corporation shall be authorized to file the Corporation's report on SEC Form 10-K for the year ending December 31, 1995 and that the same officers shall be, and they hereby are authorized to execute said report utilizing powers of attorney provided to them by the members of the Board of Directors of the Corporation.



                                                /s/ Eunice M. Antosh
                                                ------------------------------
                                                Eunice M. Antosh

Dated this 20th day of March, 1996.






                                    E-49